Exhibit 99.1

Supernus Announces Issuance of Fifth U.S. Patent Protecting Oxtellar XR®

Rockville, MD, September 2, 2015 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced the issuance on September 1, 2015 of a fifth patent (number 9,119,791) by the United States Patent and Trademark Office (USPTO)  covering Oxtellar XR, its novel once-daily extended-release oxcarbazepine product. The patent provides protection for the product with expiration that is no earlier than 2027.

“We are very serious about securing intellectual property protection for our innovative products. We will continue to build our patent estate to provide our products with the protection they are entitled to. We now have patent protection on Oxtellar XR® and Trokendi XR® through five and six issued U.S. patents, respectively,” said Jack A. Khattar, President and CEO of Supernus.

Supernus has several additional patent applications for extended-release oxcarbazepine and extended-release topiramate pending in other geographic regions.

About Oxtellar XR

Oxtellar XR is the first approved novel, oral, once-daily extended release formulation of oxcarbazepine for the treatment of epilepsy. Oxtellar XR is an antiepileptic drug indicated for adjunctive therapy in the treatment of partial seizures in adults and in children 6 to 17 years of age. The product is available in 150mg, 300mg, and 600mg extended-release tablets.

For full prescribing and safety information, click here.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company markets two products for epilepsy, Oxtellar XR (extended-release oxcarbazepine) and Trokendi XR (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of impulsive aggression in patients with ADHD in conjunction with standard ADHD treatment and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the potential of Oxtellar XR and Trokendi XR and intellectual property protection. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding the company’s ability to commercialize the product successfully, whether physicians will prescribe and patients will use the product, and competition in the market. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission on March 12, 2015 under the caption “Risk Factors”. Forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

Investor Contact:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com